July 22, 2011

To the Shareholders, Clients, and Co-workers of United Bancorp, Inc.:

We are pleased to report consolidated net income of $361,000 for the second quarter of 2011 and $720,000 for the six months ended June 30, 2011. The earnings for the most recent quarter represent our third profitable quarter of the last four quarters.

The Company’s diverse income stream and improving economic conditions contributed to our positive earnings for the first half of 2011, as well as the favorable trends of recent quarters. Our core earnings and capital levels remain strong, and we have lowered our level of loan loss provision while our allowance for loan loss as a percent of total loans was at its highest level ever.

The enclosed press release details our financial results for the most recent quarter, and provides additional information about our planned expansion into Livingston County. We encourage you to review it for more in-depth information and to contact us with your questions or comments. Thank you for your support, encouragement and dedication to United.

Sincerely,

/s/ James C. Lawson	/s/ Robert K. Chapman
James C. Lawson	Robert K. Chapman
Chairman of the Board	President and Chief Executive Officer

United Bancorp, Inc. ● Post Office Box 1127 ● 2723 South State Street ●Ann Arbor,  Michigan  48104 ● Phone 734.214.3700